CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-123932 on Form S-8 of our reports dated March 31, 2011, relating to the 2010 consolidated financial statements and financial statement schedule (before the retrospective adjustments to the consolidated financial statements) of Feihe International, Inc. and its subsidiaries (collectively, the "Company"), appearing in the Annual Report on Form 10-K of Feihe International, Inc., for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA. Ltd.

Deloitte Touche Tohmatsu CPA, Ltd.

Beijing, the People’s Republic of China

March 30, 2012